Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 27 dated January 22, 2009

to the Prospectus dated April 25, 2008

We are providing this Supplement No. 27 to you in order to supplement our prospectus dated April 25, 2008. This Supplement No. 27 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 24 dated December 23, 2008, which superseded and replaced all prior supplements to our prospectus dated April 25, 2008, Supplement No. 25 dated January 13, 2009 and Supplement No. 26 dated January 14, 2009. This Supplement No. 27 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 27 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the section entitled “Real Estate Investments.”

We have executed lease arrangements with tenants at the following industrial properties in our portfolio:

631 International

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Assa Abloy Hospitality Inc., the global leader in hotel security technology, has extended their lease for five years and six months for the 44,008 square foot warehouse distribution building they occupy in the International Business Center located at 631 International Parkway, Suite 100 in Richardson, Texas.

505 Century

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Cintas-R.U.S. L.P., the largest uniform supplier in North America, has extended their lease for three years for the 16,856 square foot flex warehouse/office building they occupy at Millenium Business Park at 505 Century Parkway in Allen, Texas.

Fairforest Building 2

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Circor Instrumentation Technologies LLC, which specializes in fluid process control solutions, has renewed their lease for 10 years and nine months for the 104,160 square foot light industrial warehouse building they occupy in Fairforest Business Park at 405 Centura Court in Spartanburg, S.C. We and Circor are investing significant capital to improve this building.

North Rhett II

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Jacobs Engineering Group Inc., one of the world’s largest and most diverse providers of professional technical services, has leased the 101,650 square foot light industrial warehouse building known as North Rhett II at 201 Luken Road in Goose Creek, S.C., for an initial one-year term with options to renew for a total term of four years.